Exhibit 99.1

At the Company

Kim Hillyer	Jeff Goeser
Director, Communications	Director, Investor Relations
(402) 574-6523	(402) 597-8464
kim.hillyer@tdameritrade.com	jeffrey.goeser@tdameritrade.com

Investor Engagement and Scottrade Drive Strong First Quarter Results
Record Average Client Trades per Day of 726,000
Record Net New Client Assets of $26.5B
GAAP Diluted EPS $0.52; Non-GAAP Diluted EPS $0.80 (1)

OMAHA, Neb., January 22, 2018 – TD Ameritrade Holding Corporation (Nasdaq: AMTD) has released results for the first quarter of fiscal 2018. The Company reported record client trading activity of approximately 726,000 client trades per day, on average, and gathered a record $26.5 billion in net new client assets for the quarter. These results further benefited from continued strong investor engagement and the Company’s acquisition of Scottrade. Clearing conversion is expected to be completed in the March quarter.

Financial results for the quarter ended Dec. 31, 2017 include the following:(2)

•	Record net new client assets of approximately $26.5 billion, a growth rate of 9 percent

•	Record average client trades per day of approximately 726,000, up 49 percent year over year

•	Net revenues of $1.3 billion, 63 percent of which were asset-based

•	Client assets of approximately $1.2 trillion, up 48 percent year over year

•	$0.52 in GAAP earnings per diluted share, up 27 percent year over year, on net income of $297 million

•	$0.80 in Non-GAAP earnings per diluted share(1), up 86 percent year over year

•	Pre-tax income of $303 million, or 24 percent of net revenues

•	Interest rate-sensitive assets(3) of $156 billion, up 25 percent year over year

“We’re off to an outstanding start in 2018, with powerful momentum and financial strength continuing across all core metrics. Our enhanced competitive position and increased scale, thanks to our recent acquisition of Scottrade, is further accelerating our earnings power, which we expect to continue following the final clearing conversion,” said Tim Hockey, TD Ameritrade president and chief executive officer. “Trading was at record levels, and investor engagement has continued across all client segments as the market reached new highs. Enhanced consumer interest in blockchain and cannabis-related securities drove a further surge in engagement in the final weeks of the quarter, particularly among first-time investors. New account growth is at record levels, interest in our digital guidance solutions remains high, and use of our multiple mobile offerings continues to rise. Our fully-staffed service centers are busy, providing education to clients and arming them with the information they need to make informed investment decisions.”

“While we remain focused on the experience we deliver to these clients, much more work lies ahead, starting with delivering a successful Scottrade integration – not just operationally, but culturally as well,” Hockey continued. "We are a company that wants to transform lives and investing for the better, and that purpose will shape our growth strategy for years to come, inspiring the actions we take to deliver long-term value for our clients, employees and shareholders. How we earn revenue, how we grow more agile and efficient, how we invest in employee development and innovation – it all ladders back to our shared commitment to drive transformational change, and we are motivated by the opportunities and potential that lies ahead.”

“It was an eventful quarter as major indices hit all-time highs, the Fed raised interest rates, and a sweeping tax overhaul was approved,” said Steve Boyle, executive vice president and chief financial officer. “These factors – paired with our first full quarter of Scottrade earnings – further boosted our growth, driving strong GAAP and Non-GAAP results for the quarter. Furthermore, with the new tax bill being signed into law before the end of the calendar year, we were able to realize additional significant benefits in the quarter, primarily due to a re-measurement of our deferred tax liability. There are a number of options before us in putting this incremental revenue to good use, and we plan to look at each of them, as well as our capital deployment plans, in greater detail once we’ve successfully completed the Scottrade clearing conversion.”
Capital Management
The Company paid $119 million in its first fiscal quarter, or $0.21 per share, in cash dividends.
The Company has declared a $0.21 per share quarterly cash dividend, payable on Feb. 20, 2018 to all holders of record of common stock as of Feb. 6, 2018.
Fiscal 2018 Outlook
The Company has also updated its outlook for the 2018 fiscal year to reflect the new U.S. tax legislation. Using updated tax rates, the company expects GAAP earnings of $1.85 to $2.45 per diluted share, and Non-GAAP earnings of $2.55 to $3.05 per diluted share(1) for its 2018 fiscal year.
More information on the fiscal 2018 forecast is available through the Company’s Outlook Statement, located in the “Financial Reports” section of its corporate website, www.amtd.com.
Company Hosts Conference Call
TD Ameritrade will host its December Quarter conference call tomorrow morning, Jan. 23, 2018, at 8:30 a.m. EST (7:30 a.m. CST) to discuss results and take questions from analysts. Participants may listen to the conference call by dialing 833-235-7646. Prepared remarks and an enhanced financial fact sheet containing associated details are now available on the “Financial Reports” page of www.amtd.com under the header “Investor Relations’ Highlights.” Conference call participants are encouraged to reference these materials prior to the call.

A replay of the phone call will be available by dialing 800-585-8367 and entering the Conference ID 4094307 beginning at 11:30 a.m. EST (10:30 a.m. CST) on Jan. 23, 2018. The replay will be available until 11:59 p.m. EST (10:59 p.m. CST) on Jan. 30, 2018. A transcript of the call, including management remarks and Q&A, will be available on the Company’s corporate web site, www.amtd.com, via the “Financial Reports” page beginning Wednesday, Jan. 24, 2018.

More information about TD Ameritrade’s upcoming corporate events and management speaking engagements, such as quarterly earnings conference calls, are available on the Company’s Corporate Event Calendar. Look for the link “Where are we?” on the “Investor Relations” page of www.amtd.com.

Interested parties should visit or subscribe to newsfeeds at www.amtd.com for the most up-to-date information on corporate financial reports, press releases, SEC filings and events. The Company also communicates this information via Twitter, @TDAmeritradePR. Website links, corporate titles and telephone numbers provided in this release, although correct when published, may change in the future.

Source: TD Ameritrade Holding Corporation

About TD Ameritrade Holding Corporation
TD Ameritrade provides investing services and education to more than 11 million client accounts totaling more than $1 trillion in assets, and custodial services to more than 6,000 registered investment advisors. We are a leader in U.S. retail trading, executing more than 700,000 trades per day for our clients, nearly a quarter of which come from mobile devices. We have a proud history of innovation, dating back to our start in 1975, and today our team of 10,000-strong is committed to carrying it forward. Together, we are leveraging the latest in cutting edge technologies and one-on-one client care to transform lives, and investing, for the better. Learn more by visiting TD Ameritrade’s newsroom at www.amtd.com, or read our stories at Fresh Accounts.

Safe Harbor
This document contains forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. In particular, any projections regarding our future revenues, expenses, earnings, capital expenditures, effective tax rates, client trading activity, accounts, stock price or any projections or expectations regarding the acquisition of Scottrade Financial Services, Inc., as well as the assumptions on which such expectations are based, are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include, but are not limited to: general economic and political conditions and other securities industry risks, fluctuations in interest rates, stock market fluctuations and changes in client trading activity, credit risk with clients and counterparties, increased competition, systems failures, delays and capacity constraints, network security risks, liquidity risks, new laws and regulations affecting our business, regulatory and legal matters, difficulties and delays in integrating the Scottrade business or fully realizing cost savings and other benefits from the acquisition; business disruption following the Scottrade acquisition, changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, customer disintermediation, the introduction, withdrawal, success and timing of business initiatives, competitive conditions, disruptions due to Scottrade integration-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities, the inability to realize synergies or to implement integration plans and other consequences associated with mergers, acquisitions and uncertainties and other risk factors described in our latest Annual Report on Form 10-K, filed with the SEC on Nov. 17, 2017, and in other filings with the SEC. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws.

1 See attached reconciliation of non-GAAP financial measures

2 Please see the Glossary of Terms, located in “Investor” section of www.amtd.com for more information on how these metrics are calculated.

3Interest rate-sensitive assets consist of spread-based assets and money market mutual funds. Ending balances as of December 31, 2017.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) /SIPC (www.SIPC.org).

TD AMERITRADE HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
In millions, except per share amounts
(Unaudited)

	Quarter Ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Revenues:
Transaction-based revenues:
Commissions and transaction fees	$440	$330	$355
Asset-based revenues:
Bank deposit account fees	381	307	245
Net interest revenue	276	210	151
Investment product fees	133	115	94
Total asset-based revenues	790	632	490
Other revenues	27	21	14
Net revenues	1,257	983	859
Operating expenses:
Employee compensation and benefits	415	285	214
Clearing and execution costs	47	37	36
Communications	53	33	35
Occupancy and equipment costs	80	49	44
Depreciation and amortization	34	28	24
Amortization of acquired intangible assets	38	22	19
Professional services	74	82	53
Advertising	64	59	57
Other	116	27	24
Total operating expenses	921	622	506
Operating income	336	361	353
Other expense:
Interest on borrowings	20	23	14
Loss on sale of investments	11	—	—
Loss on early extinguishment of debt	2	—	—
Total other expense	33	23	14
Pre-tax income	303	338	339
Provision for income taxes(1)	6	127	123
Net income	$297	$211	$216
Earnings per share - basic	$0.52	$0.40	$0.41
Earnings per share - diluted	$0.52	$0.39	$0.41
Weighted average shares outstanding - basic	567	534	527
Weighted average shares outstanding - diluted	569	536	530
Dividends declared per share	$0.21	$0.18	$0.18

(1) The provision for income taxes was lower during the December 2017 quarter due to the realization of approximately $78 million of after-tax benefits, primarily as a result of the enactment of the Tax Cuts and Jobs Act for which we recorded a provisional estimate for the remeasurement of our deferred income tax balances.

TD AMERITRADE HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In millions
(Unaudited)

	Dec. 31, 2017	Sept. 30, 2017
Assets:
Cash and cash equivalents	$1,644	$1,472
Segregated cash and investments	10,136	10,446
Broker/dealer receivables	1,291	1,334
Client receivables, net	18,578	17,151
Investments available-for-sale, at fair value	99	746
Goodwill and intangible assets	5,629	5,683
Other	2,035	1,795
Total assets	$39,412	$38,627
Liabilities and stockholders' equity:
Liabilities:
Broker/dealer payables	$3,064	$2,504
Client payables	25,286	25,107
Long-term debt	2,531	2,555
Other	1,098	1,214
Total liabilities	31,979	31,380
Stockholders' equity	7,433	7,247
Total liabilities and stockholders' equity	$39,412	$38,627

NOTE: The Condensed Consolidated Balance Sheets include provisional estimates related to the assets acquired and liabilities assumed in the Scottrade acquisition. These provisional estimates may be prospectively adjusted in the event new information becomes available regarding facts and circumstances which existed at the date of acquisition.

TD AMERITRADE HOLDING CORPORATION
SELECTED OPERATING DATA
(Unaudited)
	Quarter Ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Key Metrics:
Net new assets (in billions)	$26.5	$19.9	$18.7
Net new asset growth rate (annualized)	9%	9%	10%
Average client trades per day	726,438	528,741	486,801
Profitability Metrics:
Operating margin	26.7%	36.7%	41.1%
Pre-tax margin	24.1%	34.4%	39.5%
Return on average stockholders' equity (annualized)	16.2%	14.2%	16.9%
Net profit margin	23.6%	21.5%	25.1%
EBITDA(1) as a percentage of net revenues	31.4%	41.8%	46.1%
Liquidity Metrics:
Interest on borrowings (in millions)	$20	$23	$14
Interest coverage ratio (EBITDA(1)/interest on borrowings)	19.8	17.9	28.3
Cash and cash equivalents (in billions)	$1.6	$1.5	$1.7
Liquid assets available for corporate investing and financing activities(1)(2) (in billions)	$0.1	$0.2	$0.8
Transaction-Based Revenue Metrics:
Total trades (in millions)	45.4	33.0	30.4
Average commissions per trade(3)	$7.54	$7.72	$9.06
Trading days	62.5	62.5	62.5
Order routing revenue (in millions)	$98	$75	$79
Spread-Based Asset Metrics:
Average bank deposit account balances (in billions)	$119.1	$95.0	$93.3
Average interest-earning assets (in billions)	31.6	26.7	24.4
Average spread-based balance (in billions)	$150.7	$121.7	$117.7
Bank deposit account fee revenue (in millions)	$381	$307	$245
Net interest revenue (in millions)	276	210	151
Spread-based revenue (in millions)	$657	$517	$396
Avg. annualized yield - bank deposit account fees	1.25%	1.26%	1.03%
Avg. annualized yield - interest-earning assets	3.42%	3.08%	2.42%
Net interest margin (NIM)	1.71%	1.66%	1.32%
Fee-Based Investment Metrics:
Money market mutual fund fees:
Average balance (in billions)	$3.8	$3.6	$3.7
Average annualized yield	0.43%	0.43%	0.38%
Fee revenue (in millions)	$4	$4	$3
Market fee-based investment balances:
Average balance (in billions)	$226.2	$196.2	$166.7
Average annualized yield	0.22%	0.22%	0.21%
Fee revenue (in millions)	$129	$111	$91
Average fee-based investment balances (in billions)	$230.0	$199.8	$170.4
Average annualized yield	0.23%	0.22%	0.22%
Investment product fee revenue (in millions)	$133	$115	$94
(1) See attached reconciliation of non-GAAP financial measures.
(2) Effective in March 2017, the liquid assets available for corporate investing and financing activities metric was revised. Prior periods have been updated to conform to the current presentation.
(3) Effective in September 2017, the average commissions per trade metric was revised to exclude order routing revenue. Prior periods have been updated to conform to the current presentation.
NOTE: See Glossary of Terms on the Company's website at www.amtd.com for definitions of the above metrics.

TD AMERITRADE HOLDING CORPORATION
SELECTED OPERATING DATA
(Unaudited)
	Quarter Ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Client Account and Client Asset Metrics:
Funded accounts (beginning of period)	11,004,000	7,279,000	6,950,000
Funded accounts (end of period)	11,129,000	11,004,000	7,046,000
Percentage change during period	1%	51%	1%
Client assets (beginning of period, in billions)	$1,118.5	$882.4	$773.8
Client assets (end of period, in billions)	$1,178.8	$1,118.5	$797.0
Percentage change during period	5%	27%	3%
Net Interest Revenue:
Segregated cash:
Average balance (in billions)	$9.9	$7.7	$8.7
Average annualized yield	1.09%	0.93%	0.30%
Interest revenue (in millions)	$28	$18	$7
Client margin balances:
Average balance (in billions)	$17.6	$13.8	$11.9
Average annualized yield	4.25%	4.08%	3.56%
Interest revenue (in millions)	$191	$144	$108
Securities borrowing/lending:
Average securities borrowing balance (in billions)	$1.1	$1.1	$0.9
Average securities lending balance (in billions)	$2.6	$2.4	$1.9
Net interest revenue - securities borrowing/lending (in millions)	$53	$41	$33
Other cash and interest-earning investments:
Average balance (in billions)	$3.0	$4.1	$2.9
Average annualized yield	0.82%	0.79%	0.44%
Interest revenue - net (in millions)	$6	$8	$3
Client credit balances:
Average balance (in billions)	$21.4	$16.6	$16.1
Average annualized cost	0.03%	0.02%	0.01%
Interest expense (in millions)	$(2)	$(1)	$(0)
Average interest-earning assets (in billions)	$31.6	$26.7	$24.4
Average annualized yield	3.42%	3.08%	2.42%
Net interest revenue (in millions)	$276	$210	$151

NOTE: See Glossary of Terms on the Company's website at www.amtd.com for definitions of the above metrics.

TD AMERITRADE HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Dollars in millions, except per share amounts
(Unaudited)

	Quarter Ended						Fiscal Year Ending Sept. 30, 2018*
	Dec. 31, 2017		Sept. 30, 2017		Dec. 31, 2016
	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS	Diluted EPS Range
Non-GAAP Net Income and Non-GAAP Diluted EPS (1)
Net income and diluted EPS - GAAP	$297	$0.52	$211	$0.39	$216	$0.41	$1.85	$2.45
Non-GAAP adjustments:
Amortization of acquired intangible assets	38	0.07	22	0.04	19	0.03	0.25	0.25
Acquisition-related expenses	179	0.31	61	0.11	3	0.01	0.72	0.56
Income tax effect of above adjustments	(59)	(0.10)	(31)	(0.05)	(8)	(0.02)	(0.27)	(0.21)
Non-GAAP net income and non-GAAP diluted EPS	$455	$0.80	$263	$0.49	$230	$0.43	$2.55	$3.05

	Quarter Ended
	Dec. 31, 2017		Sept. 30, 2017		Dec. 31, 2016
	$	% of Net Rev.	$	% of Net Rev.	$	% of Net Rev.
EBITDA (2)
Net income - GAAP	$297	23.6%	$211	21.5%	$216	25.1%
Add:
Depreciation and amortization	34	2.7%	28	2.8%	24	2.8%
Amortization of acquired intangible assets	38	3.0%	22	2.2%	19	2.2%
Interest on borrowings	20	1.6%	23	2.3%	14	1.6%
Provision for income taxes	6	0.5%	127	12.9%	123	14.3%
EBITDA - non-GAAP	$395	31.4%	$411	41.8%	$396	46.1%

	As of
	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Liquid Assets Available for Corporate Investing and Financing Activities (3)
Cash and cash equivalents - GAAP	$1,644	$1,472	$2,880	$2,231	$1,662
Less: Non-corporate cash and cash equivalents	(844)	(1,174)	(973)	(1,286)	(1,203)
Corporate cash and cash equivalents	800	298	1,907	945	459
Corporate investments	—	714	747	747	747
Less: Corporate liquidity maintained for operational contingencies	(723)	(723)	(723)	(723)	(773)
Amounts maintained for corporate working capital	(65)	(87)	(87)	(87)	(87)
Amounts held as collateral for derivative contracts, net	(8)	(40)	(34)	(40)	(32)
Excess corporate cash and cash equivalents and investments	4	162	1,810	842	314
Excess regulatory net capital over management targets	85	46	8	122	478
Liquid assets available for corporate investing and financing activities - non-GAAP	$89	$208	$1,818	$964	$792

Note: The term "GAAP" in the following explanation refers to generally accepted accounting principles in the United States.

* Represents the range of the Non-GAAP Diluted EPS included within the January 22, 2018 Outlook Statement.

(1)
Non-GAAP net income and non-GAAP diluted earnings per share (EPS) are non-GAAP financial measures as defined by SEC Regulation G. We define non-GAAP net income as net income adjusted to remove the after-tax effect of amortization of acquired intangible assets and acquisition-related expenses. We consider non-GAAP net income and non-GAAP diluted EPS as important measures of our financial performance because they exclude certain items that may not be indicative of our core operating results and business outlook and will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of our results in the current period to those in prior and future periods. Amortization of acquired intangible assets is excluded because management does not believe it is indicative of our underlying business performance. Acquisition-related expenses are excluded as these costs are directly related to our acquisition of Scottrade Financial Services, Inc. and are not representative of the costs of running the Company’s on-going business. Non-GAAP net income and non-GAAP diluted EPS should be considered in addition to, rather than as a substitute for, GAAP net income and diluted EPS.

(2)
EBITDA (earnings before interest, taxes, depreciation and amortization) is considered a non-GAAP financial measure as defined by SEC Regulation G. We consider EBITDA an important measure of our financial performance and of our ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDA is used as the denominator in the consolidated leverage ratio calculation for covenant purposes under our senior revolving credit facility. EBITDA eliminates the non-cash effect of tangible asset depreciation and amortization and intangible asset amortization. EBITDA should be considered in addition to, rather than as a substitute for, GAAP pre-tax income, net income and cash flows from operating activities.

(3)
Liquid assets available for corporate investing and financing activities is considered a non-GAAP financial measure as defined by SEC Regulation G. We consider "liquid assets available for corporate investing and financing activities" to be an important measure of our liquidity. We include the excess capital of our regulated subsidiaries in the calculation of liquid assets available for corporate investing and financing activities, rather than simply including the regulated subsidiaries' cash and cash equivalents, because capital requirements may limit the amount of cash available for dividend from the regulated subsidiaries to the parent company. Excess capital, as defined below, is generally available for dividend from the regulated subsidiaries to the parent company. Liquid assets available for corporate investing and financing activities should be considered as a supplemental measure of liquidity, rather than as a substitute for GAAP cash and cash equivalents.

We define liquid assets available for corporate investing and financing activities as the sum of (a) excess corporate cash and cash equivalents and investments, less securities sold under agreements to repurchase and (b) our regulated subsidiaries' net capital in excess of minimum operational targets established by management. Excess corporate cash and cash equivalents and investments includes cash and cash equivalents from our investment advisory subsidiaries and excludes (i) amounts being maintained to provide liquidity for operational contingencies, including lending to our broker-dealer and FCM/FDM subsidiaries under intercompany credit agreements, (ii) amounts maintained for corporate working capital and (iii) the net amounts held as collateral for derivative contracts. Liquid assets available for corporate investing and financing activities is based on more conservative measures of net capital than regulatory requirements because we generally manage to higher levels of net capital at our regulated subsidiaries than the regulatory thresholds require.